EXHIBIT 99.2

On March 2, 2011, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2010 Fourth Quarter and Year End Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, if you have a question, you will need to press star, one on your pushbutton phone. As a reminder, this conference is being recorded today. A recording will be available two hours after the call today. The replay dial-in number is 1-303-590-3030 with the conference ID number 4417871. The replay will also be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations Consultant. Ms. Guerrant, please go ahead.

Laura Guerrant:

Thank you, Operator. Joining us today from the Company are Robert Matthiessen, President and Chief Executive Officer and Hugh Regan, inTEST's Treasurer and Chief Financial Officer. Mr. Matthiessen will briefly review highlights from the fourth quarter and year-end as well as current business trends. Mr. Regan will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's release, please e-mail me at laura@guerrantir.com, or you can get a copy of the release off of inTEST's website, www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Security Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risk and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy generally, changes in the demand for semiconductors generally, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of additional restructuring initiatives, and other risk factors set forth from time to time in the company's SEC filings including, but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events. Let me now turn the call over to Mr. Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thank you, Laura. Welcome everyone to our 2010 fourth quarter and year-end conference call.

What a difference a year makes. 2010 was clearly a year of significant recovery for the semiconductor industry, with the semiconductor equipment market doubling compared with 2009, driven by the broad switch to mobile computing and the dynamic new consumer product creation, having more capabilities in ever smaller packages. This has translated into considerable opportunity for inTEST as ICs increase in complexity and testing of ever finer geometries that takes on an increasing importance for our customers as they seek to maximize yields, while at the same time reducing their cost.

We are highly focused on driving our growth initiatives and managing to the cyclic demand levels inherent in our business. By strategically diversifying our product portfolio to include non-semiconductor thermal markets, we have transformed inTEST over the past few years, expanding our served available market and opening the company up to diverse new growth industries including aerospace/defense, automotive, telecommunications and medical/pharmaceutical, while mitigating the cyclicality associated with the semiconductor capital equipment cycle. We have strengthened our operations and increased operational efficiencies while maintaining our fiscal discipline and cost controls; and in 2010 we delivered solid financial and operating results. While Hugh will review the financial results for the fourth quarter, I'd like to highlight some of our achievements in 2010. We improved our performance on all operating metrics, doubled our net revenues for the year to $46.0 million and improved gross margin from 33% last year to 48% this year. Net income was a record $7.3 million, and earnings per share of $0.72 were the third highest in our company history. These results reflect not only the soundness of our strategy, but the dedication and hard work of our entire team.

It's been said that technology enables change. We at inTEST are driven by change in the industry. Any change in package types, wafer sizes, pin counts, etc., results in need for new advanced inTEST products. Key drivers in the semi business as we enter 2011 are mobile connectivity and mobile computing devices. These require complete new families of digital, analog and mixed-signal devices, as well as changes in the human interface. Think of the ubiquitous touch screens which have captured our imaginations and are always evolving as we are offered new touch screens for every different purpose or situation.

Another driving force is transportation. The semi content of traditional gas/diesel automobiles is increasing at an astounding rate, I have heard something like 40% increase in just two years. For the first time in modern history, the semi content of our cars is a significant component of its total cost. And now, we see the emergence of gas/hybrids, diesel/hybrids, natural gas/hybrids and totally electric drive trains. The semi content these offerings could be an order of magnitude greater than traditional gas/diesel systems.

Coupled with these and many other lesser drivers is the ever-increasing need to test products, not only in the factory environment, but in thermally stressing conditions that would apply to hand-held electronics, automotive electronics and telecommunications equipment, as well as any component or system that will or could be subjected to a hostile environment. So, inTEST literally thrives on change as well as the increased need to test. These are elements that will persist into 2011 and beyond.

Now let me turn to our segments.

As you may be aware, we operate in three segments: mechanical products, which consist of test head manipulators and docking hardware, electrical products, which are tester interfaces, and thermal products.

For the fourth quarter, bookings in the mechanical products division were $4.9 million compared with the third quarter 2010 bookings of $3.7 million. The quarterly increase was driven primarily by end users who are benefiting from their robust business in consumer electronics, such as the previously mentioned touch screens and flash memory; both of which are used in significant quantities in tablet computers and smartphones.

Specific to testers, the industry experienced a continued strong recovery in tester sales in 2010; and inTEST continued to develop and refine our manipulator and docking hardware products, which positions us with a well targeted product mix. In 2009 this group developed the Cobal 250 mid-range test head manipulator, for use with medium-sized test heads. This manipulator gained acceptance in the industry and sold in healthy quantities. Our customers are pleased with the price/performance ratio of the Cobal 250 line. During 2010, the lifting capacity was enhanced, resulting in the Cobal 250 Heavy, thus expanding its addressable markets to heavier test heads. This now maxes out the lifting spec of the 250 and therefore, for 2011, we are developing the Cobal 500 to be used for the largest test heads commonly being sold. We are evaluating the prototype and should be ready to ship units early in Q2.

Docking hardware is a constantly evolving area with new designs required on a regular basis as customers mix and match various testers and wafer probers and device handlers. 2010 saw the continuation of this business model with the development and sale of ever more sophisticated docks, many incorporating pneumatic or electrical power as docking requirements become more demanding with increases in tester pin count. It is not unusual to have to accurately mate and compress over 1,000 spring pins requiring a significant amount of force.

In 2011, we see a continuation of trends in this business, with constantly emerging new requirements as new semiconductor devices are released and resulting changes in tester/wafer prober/device handler combinations are demanded. We are well suited to develop customer-specific docking which we do on a very regular basis.

Our electrical products bookings came in at $1.5 million for the fourth quarter versus third quarter 2010 bookings of $1.8 million. There has been a continuation of the downward business trend we saw last quarter due in part to the digestion we mentioned during our Q3 call. Our orders for these products are inherently choppy due to the significant tester manufacture OEM level of sales; tester manufacturers tend to order in large quantities based on their forecast so that tester shipments are unimpeded. At this time, we are seeing the tester manufacturers pulling their reins in terms of ordering to forecast as they have seen a slight downturn in order rates. I also mentioned in the Q3 call that we had experienced some push-outs. For the most part, those push-outs have turned into revenue.

Our electrical product segment's tester interface products are purchased primarily for manufacturing-capacity expansion. In 2010, this group benefited from several interface designs that gained significant traction during the year. These products were generally at the more sophisticated end of their product offerings in both the mix signal and high-speed digital arenas. The top three major customers included a large domestic tester company and two of the more significant domestic IDMs. It is expected that these designs will continue to be profitable contributors to sales in 2011. In addition, in 2011 we will also see the implementation of a new in-house test system that will greatly enhance our abilities in product verification and production throughput. This means reduced development time and streamlined production schedules; both of which relate to the bottom line.

In our Thermal products division, fourth quarter bookings were $5.3 million, compared with $4.3 million for the third quarter of 2010. The quarterly increase was broadly driven by all of the products. Each of the product lines experienced at least a 10% increase, with ThermoChucks, the smallest bookings contributor, actually showing more than a 200% increase in bookings. 2010 saw the integration of Sigma Systems into the Thermal group. Sigma is a supplier of a line of thermal chambers that fit a hole in the Temptronic product offerings. These products offered an effective way of expanding our served available market by acquiring non-semiconductor business, which has been a goal of the Thermal group; opening the Company up to diverse new growth industries including aerospace/defense, automotive, telecommunications and medical/pharmaceutical. Sigma was acquired at the very end of 2008 and a good part of 2009 was spent in moving the operation from the San Diego area to the Temptronic facility in Sharon, Massachusetts and beginning the integration of the Sigma products with those of Temptronic. In 2010 we completed the integration process in terms of engineering, production and marketing. Going into 2011, in order to broaden the marketing range and the engineering capabilities of the two separate entities, we began marketing all of the thermal products under the name inTEST Thermal Solutions Corporation. The division specializes in meeting the most demanding applications by engineering unique thermal test solutions, whether it is a non-standard size, very specific and challenging transition rates, specialized access ports for temperature testing in a localized area, they will engineer the broadest range of temperature related test, conditioning and process products on the market. Our products include thermal chambers and platforms, air and fluid chambers, semiconductor test tools and our unique mobile temperature test system, all backed by the most comprehensive thermal test experience in the industry.

The Thermal division product line addresses a number of growth markets, including high-speed networking and the use of fiber optic components and devices for 4G and 10G communications, broadband TV satellites and military applications. On the chamber sales side, from the Sigma product line, we are aggressively moving forward with training of our rep organizations and believe sales of this product line will grow significantly as we introduce it to Europe and Asia. In 2011, we will continue to push into the non-traditional markets as well as researching new thermal test tools that can complement our growth strategy and our product suite.

In summary, we have positioned inTEST for growth. We are diversifying our served available markets and have significantly improved upon the company's efficiencies. We recently relocated our corporate headquarters and Temptronic Corporation to state-of-the-art facilities, and we expect that the accompanying reduced operating cost will result in a savings of approximately $0.05 per year in annual savings per share. We are actively managing all aspects of our materials and supply chain. In addition, we don't see the necessity of significant increases in personnel as business ramps, given the operational economies we have developed out of necessity during the down times. For instance, we are outsourcing much more of our work than ever before. Also, the sales channel has become much more efficient due to greatly improved means of connectivity allowing fewer direct employees feet on the ground.

As we look forward, we see a steadily improving near-term outlook from our customers and we enter 2011 optimally positioned to capitalize on the positive trends in the electronic end markets that we serve.

I'll now turn the call over to our CFO for the financial review. Hugh?

Hugh Regan, Jr.:

Thanks Bob.

Net revenues for the quarter ended December 31, 2010 were $10.1 million, an 11% decrease compared with the third quarter of 2010, where net revenues were $11.3 million and a 51% improvement over the fourth quarter of 2009, where net revenues were $8.4 million. Fourth quarter end user net revenues were $9.1 million or 90% of net revenues compared with $9.5 million or 84% of net revenues for the third quarter of 2010. OEM net revenues were $1.0 million or 10% of net revenues compared with $1.8 million or 16% of net revenues for the third quarter. Net revenues for markets outside of semiconductor tests were $2.1 million or 21% of net revenues compared with $2.5 million or 22% of net revenues in the third quarter.

On a product segment basis, fourth quarter net revenues for the mechanical product segment were $3.6 million or 36% of net revenues compared with $4.0 million or 35% of net revenue in the third quarter of 2010. Our thermal products segment had net revenues of $5.4 million or 50% of net revenues compared with $4.8 million or 43% of net revenues in the third quarter. Finally, our electrical product segment reported net revenues of $1.4 million or 14% of net revenues compared with $2.5 million or 22% of net revenues in the third quarter.

The company's overall gross margin for the fourth quarter was $4.8 million or 47% compared with $5.5 million or 48% in the third quarter of 2010, and $3.2 million or 38% in the fourth quarter of 2009. Due to the combination of favorable product mix and materials cost management, we have steadily maintained gross margin in the 47% to 48% range during 2010, despite the variability in net revenues during the year. For the fourth quarter of 2010, material cost declined to 33.6% of net revenues from 34.1% in the third quarter due to a more favorable product mix. We had a net credit of $77,000 for excess and obsolete inventory in the third quarter compared to a $68,000 charge in the third quarter. The credit in excess and obsolete inventory charges was the result of the use of material in the fourth quarter that we had previously put reserves against due to inventory risk taken earlier in 2010. Fixed manufacturing costs, which increased in absolute dollar terms by $84,000 from the prior quarter, were 16.9% of revenues in the fourth quarter compared to 14.4% in the second quarter.

As we move forward, we believe there remains considerable operating leverage in our business model. I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the fourth quarter was $1.3 million or 13% of net revenues compared to $1.4 million or 13% of net revenues for the third quarter, a decrease of $154,000 or 11%. The decrease was primarily the result of reduced commission expense on lower revenue levels.

Fourth quarter engineering and product development expense was $789,000 or 8% of net revenues compared with $767,000 or 7% of net revenue for the third quarter, an increase of $22,000 or 3%. The increase was the result of the increased spending on development materials and third party consultants, offset by reductions in spending for patent legal.

General and administrative expense was $1.3 million or 13% of net revenues compared with $1.6 million or 14% of net revenues in the third quarter, a decrease of $210,000 or 14%. The decrease was the result of reversals of bad debt expense and professional fees previously accrued during the year partially offset by expenses related to preparation for the moves of the Mechanical and Thermal segment's facilities during the first quarter of 2011.

Other income was $61,000 for the fourth quarter compared to $8,000 in the third quarter, an increase of $53,000. The increase was driven by gains on sale of certain fixed assets that were not needed as a result of our facility relocations as well as reductions in interest expense due to the retirement of the $1.5 million in notes payable related to the Sigma acquisition.

For the fourth quarter, we recorded income tax expense of $131,000, with an effective tax rate of 9.2% compared with income tax expense of $16,000 for the third quarter, with an effective tax rate of 0.9%. The income tax expense recorded during the fourth quarter primarily represents amounts due to the State of California for our full year 2010 earnings. California had suspended the use of NOL's early in the fourth quarter, retroactive to the beginning of 2010. The suspension was for two years and our California NOL of $201,000 at December 31, 2010 will be available to be used beginning in 2012.

At the end of the fourth quarter, our federal net operating loss carry-forwards was approximately $5.4 million, and our State NOLs ranged from approximately $200,000 to $2.0 million, depending on the State in question and we have fully utilized our NOLs in the State of Massachusetts. We currently do business in a number of states, and while we have tax loss carry-forwards available in most states we operate in, if those states in which we have unused net operating losses take actions similar to California, our tax expense may increase prior to the full use of our NOLs. Therefore our effective tax rate may vary over the next several quarters depending on the level of our earnings.

Fourth quarter net income was $1.3 million or $0.13 per diluted share compared with third quarter net income of $1.7 million or $0.17 per diluted share. Included in fourth quarter results were several adjustments that totaled approximately $0.03 per diluted share related to our year-end audit that are non-recurring, including inventory adjustments (including the previously discussed credit for excess and obsolete inventory) totaling $153,000 or $0.015 per diluted share, the reversal of previously accrued bad debt expense of $86,000 or approximately $0.01 per diluted share, the reversal of previously accrued professional fees of $109,000 or $0.01 per diluted share, and finally, move related expenses of $47,000 or $.005 per diluted share.

Consolidated headcount (which includes temporary staff) was 129 at December 31, 2010, no change from the end of the third quarter. As always, we closely monitor our resource levels and adjust as needed if we see any prolonged softness in demand levels. As Bob noted earlier, with the operational economies we have developed, we don't see the necessity of significant increase in personnel as business ramps.

I will now turn to our balance sheet. With demand fluctuations being the norm in our business, it is critical that we always strive to strengthen our balance sheet so that in down markets we can continue to strategically invest in key R&D and growth initiatives.

Cash and cash equivalents at December 31, 2010 increased to $6.9 million from the $6.2 million reported at September 30, 2010. As previously noted, during the fourth quarter, we used approximately $1.5 million to fully retire the notes payable associated with our acquisition of Sigma in October 2008. As a result of this action, we no longer have any long term debt. We currently expect cash to grow sequentially throughout 2011.

Fourth quarter inventory was $3.5 million compared with $3.2 million reported at the end of the third quarter of 2010. We were able to keep inventory relatively flat with the prior quarter as we continue to manage our inventory to meet customer demand levels.

Capital expenditures during the fourth quarter of 2010 were $575,000 compared with $8,000 during the third quarter of 2010. Fourth quarter capital expenditures included equipment purchased in connection with our facility relocation, Thermal segment inventory which was converted to fixed assets (which represents equipment which we are leasing to certain customers in Europe) and test fixtures purchased for our Electrical segment. We do not expect this level of capital expenditures in future periods and expect our capital expenditures to return to historically normal levels in future periods.

As Bob noted earlier, bookings for the fourth quarter were $11.7 million and bookings from markets outside of semiconductor tests were $2.3 million or 20% of fourth quarter bookings. This compares with third quarter bookings of $9.8 million with bookings from markets outside of semiconductor test of $1.9 million or 19% of third quarter bookings. The backlog at the end of the fourth quarter was $6.1 million compared with $4.5 million at the end of the third quarter.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the first quarter ended March 31, 2011 will be in the range of $11.0 to $12.0 million and that net income will be in the range of $0.11 to $0.15 per diluted share. The first quarter 2011 financial outlook reflects the expected impact of approximately $155,000 in costs related to the first quarter relocation of the Company's corporate headquarters as well as the operations of Temptronic Corporation.

When one compares our first quarter 2011 guidance with our Q3 2010 actual financial results, when we had net revenues of $11.3 million and net earnings of $0.17 per share, there are several reasons in addition to the moving cost just mentioned, that our EPS guidance for the first quarter of 2011 is lower than the net income EPS achieved in the third quarter of 2010. The first and most important reason is that we are forecasting a change in product mix and expect material cost in the first quarter of 2011 will be approximately 250 basis points higher than that achieved in the third quarter of 2010. Another factor impacting the first quarter will be the accrual of income taxes for California which will increase our effective tax rate from 0.9% in the third quarter of 2010 to approximately 4% for the first quarter of 2011. Please note our outlook is based on the company's current views with respect to operating and market conditions and customer forecasts, which are subject to change.

Operator that concludes our formal remarks. We can now take questions. Operator?

Operator:

Yes, sir. Ladies and gentlemen, we will begin the question-and-answer session at this time. If you'd like to ask a question, please press the star, followed by the one on your telephone keypad. If you would like to withdraw your question, please press the star, followed by the two. And if you're using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi, everyone. Congratulations on a strong quarter.

Hugh Regan, Jr.:

Thank you, Ken.

Ken Nagy:

I was just wondering, I was thinking back to the quarter two conversation that you folks had with respect to the docking vs. manipulator sales and the end users versus the OEMs, and I was just wondering if you're seeing any similar trends in the bookings now?

Robert Matthiessen:

The bookings have shifted to end users. I mentioned the tester manufacturers sort of pulled their horns in - and let me elaborate on that a little bit. They buy at a forecast well ahead of when they're going to ship the systems so that what we ship in does not impede their tester shipments. Sometimes they get so far ahead of themselves they get a little scared and so they'll slow that down, which is I think what they've just done. And as a result our product mix shifts from OEM to end user and that indeed has happened I think somewhat here.

Hugh Regan, Jr.:

Yes it has. Although, Ken, the one thing I'll note is that really does not have a significant impact on our overall profitability as the difference between OEM and end user sales net profitability over the last several years has really significantly been reduced. So it's not a significant impact on net profitability.

Ken Nagy:

Okay, great. That's great, thanks. And just one more question. I was wondering, what's the potential for non-semi in terms of percentage of revenues that they can reach?

Robert Matthiessen:

It's endless because it's any market that uses thermal. We would-our internal target sort of is to get it up to 50% of our business.

Ken Nagy:

Okay, that's great. Thanks again.

Hugh Regan, Jr.:

You're welcome.

Robert Matthiessen:

Okay.

Ken Nagy:

Thank you.

Operator:

And our next question is a question from the line of Jay Kumar with Midsouth Investment Fund. Please go ahead.

Jay Kumar:

Hi, guys. Two questions. Do you see any seasonality in your business or like June quarter being a good quarter compared to other quarters?

Hugh Regan, Jr.:

Good question. Historically we have seen seasonality in our business. Typically the fourth quarter for us would be a trending downward quarter but for instance, clearly, in 2009 as production was beginning to ramp, as the cycle was just starting it was an up quarter, and then this year clearly as we had that mini-downturn in the middle of the year that quarter had trended down. Traditionally the second quarter is a very strong quarter for us, historically, as well as the third quarter. But seasonality goes out the window depending on where you are in a particular cycle. All things said, traditionally we do see some softness in the fourth quarter.

Jay Kumar:

Okay. You mentioned you were going to start paying taxes in first quarter of 2011.

Hugh Regan, Jr.:

Well actually we started paying taxes in 2010. Unfortunately Governor Schwarzenegger is making us pay taxes in the State of California and we have a few other states we do business in where NOLs are not available to us. But we expect our effective tax rate to increase because we'll be now booking it consistently throughout the year as opposed to the fourth quarter where we had a significant accrual right in the fourth quarter for the whole year's California tax.

Jay Kumar:

Okay.

Hugh Regan, Jr.:

And we expect our federal deferred tax asset to be sufficient to cover all of our earnings in 2011. So, I do not expect us to go back to a full 39 to 40% in 2011. I would expect that at some point in 2012.

Jay Kumar:

Okay, that's good to know. Finally, do you see increasing or decreasing in R&D spending? I think that's quite a big chunk of money up there so I'm just wondering if your earnings increase or decrease the spending on R&D there?

Hugh Regan, Jr.:

Well our R&D spending primarily is the salaries of our engineering and product development staff. We do clearly from time to time spend additional money on product development, materials and third party consultants and we are, as Bob mentioned earlier, working on some product development issues at the current time. Historically our spending in that area runs anywhere from 7 to 10% of our revenues and if we're in an active mode we're going to tend to trend towards the higher end of that range.

Jay Kumar:

Okay. All right. Thanks, guys.

Hugh Regan, Jr.:

You're welcome.

Operator:

And once again, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one on your touch tone phone. If you're using speaker equipment, you will need to lift the handset before making your selection. One moment please.

I would now like to turn the conference over to Mr. Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you for your interest in inTEST. In closing, we remain confident in our business prospects. InTEST occupies a profitable niche space. We have a proven and long term history with customers across the globe and provide high quality mission critical products that perform in high stress environments. We will continue to work with our customers and drive innovations that allow us to continue being the leader in our target markets. Thank you again and we look forward to updating you on our progress when we report our first quarter results.

Operator:

Ladies and gentlemen, that concludes our call for today. Thank you for your participation. You may now disconnect.